UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 3, 2014 (October 29, 2014)
Commission File Number: 333-184233-14

ACELITY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	98-1022387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12930 West Interstate 10 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (210) 524-9000

CENTAUR GUERNSEY L.P. INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Effective October 29, 2014, Brian T. Busenlehner was appointed to the position of principal financial officer for Acelity L.P. Inc. (the “Company”). Mr. Busenlehner has also been appointed to serve as interim Chief Financial Officer for the Company’s operating subsidiaries, KCI, LifeCell Corporation and Systagenix Wound Management, Limited (together with the Company, the “Acelity Companies”).

Brian Busenlehner has served the Acelity Companies for more than nine years serving in various leadership roles in finance. Since 2007, Mr. Busenlehner has served as Vice President, Corporate Controller of KCI and now the Acelity Companies. Mr. Busenlehner is 39 years old. Before joining KCI in 2005, Mr. Busenlehner worked for Genzyme Corporation in various finance roles and began his finance career with Arthur Andersen LLP.

Related Party Transactions

On November 7, 2011 Mr. Busenlehner entered into a subscription agreement with Chiron Guernsey Holdings L.P. Inc. (“Guernsey Holdings”) and its general partner, Chiron Holdings GP, Inc., pursuant to which he agreed to subscribe for and acquire from Guernsey Holdings Class A-2 Units of Guernsey Holdings (the “Subscription”). In connection with the Subscription, Mr. Busenlehner became a party to the limited partnership agreement of Guernsey Holdings as a limited partner of Guernsey Holdings. Guernsey Holdings is the Company’s parent.

In connection with his role as Vice President, Corporate Controller for the Acelity Companies, Mr. Busenlehner has been awarded 241,667 profits interest units under the Guernsey Holdings Executive Equity Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACELITY L.P. INC. (REGISTRANT)

Date: November 3, 2014	By:	/s/ John T. Bibb
	Name:	John T. Bibb
	Title:	Authorized Signatory